EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Broadwind, Inc. of our report dated March 5, 2024, relating to the consolidated financial statements of Broadwind, Inc., appearing in the Annual Report on Form 10-K of Broadwind, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Chicago, Illinois

May 17, 2024